EXHIBIT 13(g)


                       PURCHASE AGREEMENT
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          The RBB Fund, Inc. (the "Fund"), a Maryland
corporation, and Counsellors Securities Inc. ("Counsellors"), a
New York corporation, intending to be legally bound, hereby agree with each other as follows:

          1. The Fund hereby offers Counsellors and Counsellors hereby purchases $1000 worth of shares of Class DD Common Stock (Warburg Pincus Growth & Income Fund Series 2) of the Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at a price per Share equivalent to the net asset value per share of the Warburg Pincus Growth & Income Fund No-Load shares of the Fund as determined on May 15, 1995.

The Fund hereby acknowledges receipt from Counsellors of funds in the amount of $1000.00 in full payment for the Shares.

          2. Counsellors represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          3. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 15th day of May, 1994.

                                   THE RBB FUND, INC.

                                   By:/s/Edward J. Roach
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                                        President

                                   COUNSELLORS SECURITIES INC.

                                   By:/s/Eugene P. Grace
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                                      Vice President